For Immediate Release
Exhibit 99.1
Hasbro Reports Revenue, Operating Profit and Net Earnings
Growth for Full Year 2014

·	2014 full-year net revenues increased 5% to $4.28 billion compared to 2013 revenues of $4.08 billion; Absent a negative $93.4 million impact of Foreign Exchange, 2014 net revenues grew 7%;
·	2014 revenues grew in all major operating segments: U.S. and Canada, International and Entertainment and Licensing; Emerging Markets revenues increased 20%;
·	Franchise Brand revenues grew 31% for full-year 2014; Boys and Girls category revenues increased;
·
2014 adjusted operating profit increased 7%; Adjusted net earnings increased 10% to $408.7 million or $3.15 per diluted share;  As reported, operating profit increased 36% and net earnings increased 45% to $415.9 million or $3.20 per diluted share;

·	Company Board of Directors raises quarterly dividend 7% or $0.03 per share to $0.46 per share;
·	Board authorizes additional $500 million in share repurchase authorization;
·
In 2014 Hasbro returned $677.6 million of cash to shareholders through $216.9 million in dividend payments and $460.7 million for the repurchase of 8.5 million shares of common stock.  Cash at year end 2014 was $893.2 million.

Pawtucket, R.I., February 9, 2015 -- Hasbro, Inc. (NASDAQ: HAS) today reported financial results for the full year and fourth quarter 2014.  Net revenues for the full-year 2014 increased 5% to $4.28 billion compared to $4.08 billion in 2013.  Excluding a negative $93.4 million impact from foreign exchange, 2014 revenues increased 7%.

As reported net earnings for the full-year 2014 were $415.9 million, or $3.20 per diluted share, compared to $286.2 million, or $2.17 per diluted share, in 2013.  Adjusted net earnings for the full-year 2014 were $408.7 million, or $3.15 per diluted share.  Adjusted net earnings exclude pre-tax charges of $28.3 million associated with restructuring of the Company's joint venture television network and $5.2 million associated with other restructuring activities which were more than offset by a pre-tax benefit of $36.0 million from the sale of licensed rights for intellectual property and $6.6 million in favorable tax adjustments related to tax exam settlements.

Net earnings for the full-year 2013 include pre-tax charges of $36.7 million associated with restructuring, $7.0 million of related pension costs, $61.1 million associated with the settlement of an adverse arbitration award, $40.6 million of charges related to certain non-strategic brands as well as a $23.6 million favorable tax adjustment.  Excluding these items, 2013 adjusted net earnings were $372.4 million, or $2.83 per diluted share.

"2014 was a good year for Hasbro.  We grew revenues, profitability and returned significant capital to our shareholders," said Brian Goldner, Hasbro's President and Chief Executive Officer.  "These results highlight the power of building innovative brand experiences based firmly in global consumer insights and supported by compelling stories.  Investments in our brand blueprint are unlocking value in our brand portfolio and we begin 2015 well positioned to capitalize on our efforts in 'Creating the World's Best Play Experiences.'"

"The underlying strength of Hasbro's brands and financials enabled us to grow revenues and earnings despite a significant fourth quarter negative impact from foreign exchange," said Deborah Thomas, Hasbro's Chief Financial Officer.  "In 2014, foreign exchange had a $93 million negative impact on revenues and approximately a $25 million negative impact on net earnings.  Despite this, our focus on profitable growth delivered our highest operating profit margin in recent years, while generating $454 million in operating cash flow.  In 2015, we have tremendous brand initiatives and entertainment upon which to capitalize, but anticipate foreign exchange will remain a significant headwind throughout the year."

Fourth Quarter 2014 Financial Results

For the fourth quarter 2014, net revenues increased 1% to $1.30 billion versus $1.28 billion in 2013.  Excluding a negative $75.4 million impact from foreign exchange, fourth quarter 2014 revenues increased 7%.

As reported net earnings for the fourth quarter 2014 were $169.9 million, or $1.34 per diluted share, compared to $129.8 million, or $0.98 per diluted share, in 2013.  Adjusted net earnings for the fourth quarter were $154.9 million, or $1.22 per diluted share.  Adjusted net earnings exclude pre-tax charges of $16.8 million associated with restructuring of the Company's joint venture television network and $5.2 million associated with other restructuring activities which were more than offset by a pre-tax benefit of $36.0 million from the sale of licensed rights for intellectual property and $6.9 million in favorable tax adjustments related to tax exam settlements.

Fourth quarter 2013 as reported net earnings included pre-tax charges of $48.8 million associated with restructuring and related pension costs and product-related charges, and a benefit of $15.4 million related to the settlement of an adverse arbitration award for less than the previously recorded charge.  Excluding these items, as adjusted fourth quarter 2013 net earnings were $148.8 million, or $1.12 per diluted share.

Full-Year 2014 Major Segment Performance
	Net Revenues ($ Millions)			Operating Profit ($ Millions)
	FY 2014	FY 2013	% Change	FY 2014	FY 2013	% Change
U.S. and Canada	$2,022.4	$2,006.1	+1%	$334.7	$313.7	+7%
International	$2,023.0	$1,873.0	+8%	$270.5	$235.5	+15%
Entertainment and Licensing	$219.5	$191.0	+15%	$60.6	$45.5	+33%

Note:  The impact on full-year 2014 and 2013 segment operating profit from restructuring of equity method investment and restructuring, pension curtailment and settlement, product-related and arbitration award settlement charges is outlined in the attached table: Restructuring of Equity Method Investment and Restructuring, Pension Curtailment and Settlement, Product-related and Arbitration Award Settlement Charges – by Segment.

Full-year 2014 U.S. and Canada segment net revenues increased 1% to $2.02 billion compared to $2.01 billion in 2013.  Growth in the Boys category offset declines in the Girls, Games and Preschool categories.  The U.S. and Canada segment reported operating profit growth of 7% to $334.7 million, or 16.5% of revenues, compared to $313.7 million, or 15.6% of revenues, in 2013.

International segment net revenues increased 8% to $2.02 billion compared to $1.87 billion in 2013.  Revenues grew 13% excluding a negative $87.7 million impact from foreign exchange.  Revenues in the International segment reflect 6% growth in Europe, 14% growth in Latin America and 10% growth in the Asia Pacific region, as well as growth in the Boys, Girls and Preschool categories, partially offset by a decline in the Games category.  In total, Emerging Markets revenues increased 20% to $689.8 million.  The International segment reported operating profit growth of 15% to $270.5 million, or 13.4% of revenues, compared to $235.5 million, or 12.6% of revenues, in 2013.

Entertainment and Licensing segment net revenues increased 15% to $219.5 million compared to $191.0 million in 2013.  The segment primarily benefited from growth in lifestyle licensing globally.  The Entertainment and Licensing segment reported 33% operating profit growth to $60.6 million, or 27.6% of revenues, compared to $45.5 million, or 23.8% of revenues, in 2013.

Fourth Quarter and Full-Year 2014 Product Category Performance

	Net Revenues ($ Millions)
	Q4 2014	Q4 2013	% Change	FY 2014	FY 2013	% Change
Boys	$421.9	$349.1	+21%	$1,484.0	$1,237.6	+20%
Games	$418.3	$437.4	-4%	$1,259.8	$1,311.2	-4%
Girls	$312.4	$348.8	-10%	$1,022.6	$1,001.7	+2%
Preschool	$146.0	$146.4	--	$510.8	$531.6	-4%

Full-year 2014 Boys category revenues increased 20% to $1.48 billion.  Growth in TRANSFORMERS, NERF and MARVEL properties more than offset declines in BEYBLADE.

Games category revenues declined 4% for the year to $1.26 billion.  Growth in Franchise Brands MAGIC: THE GATHERING and MONOPOLY, as well as SIMON and THE GAME OF LIFE in 2014, was offset by declines in DUEL MASTERS, TWISTER and ANGRY BIRDS games.

2014 Girls category revenues grew 2% to $1.02 billion.  Revenue growth in MY LITTLE PONY, MY LITTLE PONY EQUESTRIA GIRLS, NERF REBELLE and the introduction of PLAY-DOH DOHVINCI offset declines in FURBY.

Preschool category revenues decreased 4% to $510.8 million for the full-year 2014.   PLAY-DOH and TRANSFORMERS RESCUE BOTS revenue growth was more than offset by declines in other Preschool initiatives, including core PLAYSKOOL and SESAME STREET products.

Dividend and Share Repurchase

In 2014, Hasbro returned $677.6 million to shareholders including $216.9 million in cash dividends.  Hasbro's Board of Directors has declared a quarterly cash dividend of $0.46 per common share.  This represents an increase of $0.03 per share, or 7%, from the previous quarterly dividend of $0.43 per common share.  The dividend will be payable on May 15, 2015 to shareholders of record at the close of business on May 1, 2015.

In addition, the Board of Directors has authorized the Company to repurchase an additional $500 million of its common stock.  At year-end, $64.2 million remained available in the current share repurchase authorization.  In 2014, Hasbro repurchased 8.5 million shares at a total cost of $460.7 million and an average price of $54.26 per share.

Conference Call Webcast

Hasbro will webcast its fourth quarter and full-year 2014 earnings conference call at 8:30 a.m. Eastern Time today.  To listen to the live webcast and access the accompanying presentation slides, please go to http://investor.hasbro.com.   The replay of the call will be available on Hasbro's web site approximately 2 hours following completion of the call.

About Hasbro
Hasbro (NASDAQ: HAS) is a global company committed to Creating the World's Best Play Experiences, by leveraging its beloved brands, including LITTLEST PET SHOP, MAGIC: THE GATHERING, MONOPOLY, MY LITTLE PONY, NERF, PLAY-DOH and TRANSFORMERS and premier partner brands. From toys and games, television programming, motion pictures, digital gaming and a comprehensive lifestyle licensing program, Hasbro fulfills the fundamental need for play and connection for children and families around the world. The Company's Hasbro Studios creates entertainment brand-driven storytelling across mediums, including television, film and more. Through the Company's commitment to corporate social responsibility, including philanthropy, Hasbro is helping to build a safe and sustainable world and to positively impact the lives of millions of children and families every year. Learn more at www.hasbro.com and follow us on Twitter (@Hasbro & @HasbroNews).

© 2015 Hasbro, Inc. All Rights Reserved.
Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company's potential performance in the future, including with respect to anticipated future benefits from investments in the Company's business and strategic efforts to grow the Company's brand portfolio and content delivery over the longer-term, and the Company's ability to achieve its other financial and business goals and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, develop, produce, manufacture, source and ship products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover the Company's costs; (ii) downturns in economic conditions affecting the Company's markets which can negatively impact the Company's retail customers and consumers, and which can result in lower employment levels, lower consumer disposable income and spending, including lower spending on purchases of the Company's products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) potential difficulties or delays the Company may experience in implementing cost savings and efficiency enhancing initiatives; (v) other economic and public health conditions or regulatory changes in the markets in which the Company and its customers and suppliers operate which could create delays or increase the Company's costs, such as higher commodity prices, labor costs or transportation costs, or outbreaks of disease; (vi) currency fluctuations, including movements in foreign exchange rates, which can lower the Company's net revenues and earnings, and significantly impact the Company's costs; (vii) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company's customers or changes in their purchasing or selling patterns; (viii) consumer interest in and acceptance of the Discovery Family Channel, and programming created by Hasbro Studios, and other factors impacting the financial performance of the network and Hasbro Studios; (ix) the inventory policies of the Company's retail customers, including retailers' potential decisions to lower their inventories, even if it results in lost sales, as well as the concentration of the Company's revenues in the second half and fourth quarter of the year, which coupled with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve compressed shipping schedules; (x) delays, increased costs or difficulties associated with any of our or our partners' planned digital applications or media initiatives; (xi) work disruptions, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (xii) the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; (xiii) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to offer Company products which consumers choose to buy instead of competitive products, the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees; (xiv) concentration of manufacturing for many of the Company's products in the People's Republic of China and the associated impact to the Company of social, economic or public health conditions and other factors affecting China, the movement of products into and out of China, the cost of producing products in China and exporting them to other countries; (xv) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xvi) the impact of other market conditions, third party actions or approvals and competition which could reduce demand for the Company's products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xvii) the impact of litigation or arbitration decisions or settlement actions; and (xviii) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission ("SEC") filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.
This press release includes a non-GAAP financial measure as defined under SEC rules, specifically EBITDA.  EBITDA represents net earnings attributable to Hasbro, Inc. excluding net loss attributable to noncontrolling interests, interest expense, income taxes, depreciation and amortization. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.
The press release also includes the Company's costs and expenses, operating profit, net earnings and diluted earnings per share excluding the impact of charges related to the restructuring of the Company's investment in the HUB Network joint venture in 2014, charges related to restructuring activities in both 2014 and 2013, restructuring related pension charges in 2013, product-related charges in 2013 from brands which the Company exited or have reduced expectations, charges related to the settlement of an adverse arbitration award in 2013,  a gain on sale of intellectual property license rights in 2014, and certain favorable tax adjustments in both 2014 and 2013 related to the settlement of tax examinations.  Management believes that presenting this data excluding these charges, benefits and tax adjustments assists investors in understanding the performance of the Company's underlying business and the results of operations.

HAS-E
Investor Contact:  Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com

# # #

(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands of Dollars)
	Dec. 28, 2014	Dec. 29, 2013
ASSETS
Cash and Cash Equivalents	$893,167	$682,449
Accounts Receivable, Net	1,094,673	1,093,620
Inventories	339,572	348,794
Other Current Assets	391,688	355,594
Total Current Assets	2,719,100	2,480,457
Property, Plant and Equipment, Net	237,489	236,263
Other Assets	1,575,553	1,685,547
Total Assets	$4,532,142	$4,402,267

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS
AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$252,481	$8,332
Current Portion of Long-term Debt	-	428,390
Payables and Accrued Liabilities	822,453	926,558
Total Current Liabilities	1,074,934	1,363,280
Long-term Debt	1,559,895	959,895
Other Liabilities	388,919	351,304
Total Liabilities	3,023,748	2,674,479
Redeemable Noncontrolling Interests	42,730	45,445
Total Shareholders' Equity	1,465,664	1,682,343
Total Liabilities, Redeemable Noncontrolling Interests
and Shareholders' Equity	$4,532,142	$4,402,267

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Quarter Ended				Year Ended

(Thousands of Dollars and Shares Except Per Share Data)	Dec. 28, 2014	% Net Revenues	Dec. 29, 2013	% Net Revenues	Dec. 28, 2014	% Net Revenues	Dec. 29, 2013	% Net Revenues
Net Revenues	$1,298,593	100.0%	$1,281,773	100.0%	$4,277,207	100.0%	$4,082,157	100.0%
Costs and Expenses:
Cost of Sales	516,725	39.8%	536,177	41.8%	1,698,372	39.7%	1,672,901	41.0%
Royalties	90,851	7.0%	95,351	7.4%	305,317	7.1%	338,919	8.3%
Product Development	65,372	5.0%	53,136	4.2%	222,556	5.2%	207,591	5.1%
Advertising	123,812	9.5%	120,820	9.4%	420,256	9.8%	398,098	9.8%
Amortization of Intangibles	14,605	1.1%	40,509	3.2%	52,708	1.2%	78,186	1.9%
Program Production Cost Amortization	11,344	0.9%	13,667	1.1%	47,086	1.1%	47,690	1.2%
Selling, Distribution and Administration	252,335	19.4%	238,441	18.6%	895,537	20.9%	871,679	21.3%
Operating Profit	223,549	17.2%	183,672	14.3%	635,375	14.9%	467,093	11.4%
Interest Expense	23,158	1.8%	19,187	1.5%	93,098	2.2%	105,585	2.6%
Other (Income) Expense, Net	(5,031)	-0.4%	3,159	0.2%	2,289	0.1%	9,686	0.2%
Earnings before Income Taxes	205,422	15.8%	161,326	12.6%	539,988	12.6%	351,822	8.6%
Income Taxes	36,601	2.8%	33,050	2.6%	126,678	3.0%	67,894	1.6%
Net Earnings	168,821	13.0%	128,276	10.0%	413,310	9.7%	283,928	7.0%
Net Loss Attributable to Noncontrolling Interests	(1,090)	-0.1%	(1,539)	-0.1%	(2,620)	-0.1%	(2,270)	0.0%
Net Earnings Attributable to Hasbro, Inc.	$169,911	13.1%	$129,815	10.1%	$415,930	9.7%	$286,198	7.0%

Per Common Share
Net Earnings Attributable to Hasbro, Inc.
Basic	$1.35		$0.99		$3.24		$2.20
Diluted	$1.34		$0.98		$3.20		$2.17

Cash Dividends Declared	$0.43		$0.40		$1.72		$1.60

Weighted Average Number of Shares
Basic	125,738		130,828		128,411		130,186
Diluted	127,180		132,433		129,886		131,788

HASBRO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Thousands of Dollars)

	Year Ended
	Dec. 28, 2014	Dec. 29, 2013
Cash Flows from Operating Activities:
Net Earnings	$413,310	$283,928
Non-cash Adjustments	204,555	230,764
Changes in Operating Assets and Liabilities	(163,454)	(113,560)
Net Cash Provided by Operating Activities	454,411	401,132

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(113,388)	(112,031)
Investments and Acquisitions, Net of Cash Acquired	64,400	(110,698)
Other	48,503	4,986
Net Cash Utilized by Investing Activities	(485)	(217,743)

Cash Flows from Financing Activities:
Proceeds from Borrowings with Maturity Greater Than 3 Months	559,986	-
Repayments of Borrowings with Maturity Greater Than 3 Months	(425,000)	-
Net Proceeds from (Repayments of) Short-term Borrowings	246,054	(215,273)
Purchases of Common Stock	(459,564)	(103,488)
Stock-based Compensation Transactions	71,433	140,422
Dividends Paid	(216,855)	(156,129)
Other	(7,010)	(6,541)
Net Cash Utilized by Financing Activities	(230,956)	(341,009)

Effect of Exchange Rate Changes on Cash	(12,252)	(9,632)

Cash and Cash Equivalents at Beginning of Year	682,449	849,701

Cash and Cash Equivalents at End of Year	$893,167	$682,449

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(Thousands of Dollars)	Quarter Ended			Year Ended
	Dec. 28, 2014	Dec. 29, 2013	% Change	Dec. 28, 2014	Dec. 29, 2013	% Change
Major Segment Results
U.S. and Canada Segment:
External Net Revenues	$537,475	$539,158	0%	$2,022,443	$2,006,079	1%
Operating Profit	82,161	70,008	17%	334,702	313,746	7%
Operating Margin	15.3%	13.0%		16.5%	15.6%

International Segment:
External Net Revenues	671,389	660,315	2%	2,022,997	1,872,980	8%
Operating Profit	122,408	119,531	2%	270,505	235,482	15%
Operating Margin	18.2%	18.1%		13.4%	12.6%

Entertainment and Licensing Segment:
External Net Revenues	83,550	76,208	10%	219,465	190,955	15%
Operating Profit	39,430	28,854	37%	60,550	45,476	33%
Operating Margin	47.2%	37.9%		27.6%	23.8%

International Segment Net Revenues by Major Geographic Region
Europe	$430,666	$435,253	-1%	$1,258,078	$1,190,350	6%
Latin America	150,046	147,267	2%	463,512	407,710	14%
Asia Pacific	90,677	77,795	17%	301,407	274,920	10%
Total	$671,389	$660,315		$2,022,997	$1,872,980

Net Revenues by Product Category
Boys	$421,870	$349,117	21%	$1,483,952	$1,237,611	20%
Games	418,333	437,431	-4%	1,259,782	1,311,205	-4%
Girls	312,398	348,815	-10%	1,022,633	1,001,704	2%
Preschool	145,992	146,410	0%	510,840	531,637	-4%
Total Net Revenues	$1,298,593	$1,281,773		$4,277,207	$4,082,157

Reconciliation of EBITDA
Net Earnings Attributable to Hasbro, Inc.	$169,911	$129,815		$415,930	$286,198
Net Loss Attributable to Noncontrolling Interests	(1,090)	(1,539)		(2,620)	(2,270)
Interest Expense	23,158	19,187		93,098	105,585
Income Taxes	36,601	33,050		126,678	67,894
Depreciation	22,722	27,273		105,258	102,799
Amortization of Intangibles	14,605	40,509		52,708	78,186
EBITDA	$265,907	$248,295		$791,052	$638,392

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
RESTRUCTURING OF EQUITY METHOD INVESTMENT AND RESTRUCTURING, PENSION CURTAILMENT AND SETTLEMENT, PRODUCT-RELATED AND ARBITRATION AWARD SETTLEMENT CHARGES
(Unaudited)
(Thousands of Dollars)
Operating Profit as Adjusted (1)
Quarter Ended Dec. 28, 2014	As Reported	Less: Charges (1)	As Adjusted	% Net Revenues
Net Revenues	$1,298,593	$-	$1,298,593	100.0%
Costs and Expenses:
Cost of Sales	516,725	-	516,725	39.8%
Royalties	90,851	-	90,851	7.0%
Product Development	65,372	-	65,372	5.0%
Advertising	123,812	-	123,812	9.5%
Amortization of Intangibles	14,605	-	14,605	1.1%
Program Production Cost Amortization	11,344	-	11,344	0.9%
Selling, Distribution and Administration	252,335	(5,094)	247,241	19.0%
Operating Profit	$223,549	$(5,094)	$228,643	17.6%

Year Ended Dec. 28, 2014	As Reported	Less: Charges (1)	As Adjusted	% Net Revenues
Net Revenues	$4,277,207	$-	$4,277,207	100.0%
Costs and Expenses:
Cost of Sales	1,698,372	-	1,698,372	39.7%
Royalties	305,317	2,328	307,645	7.2%
Product Development	222,556	-	222,556	5.2%
Advertising	420,256	-	420,256	9.8%
Amortization of Intangibles	52,708	-	52,708	1.2%
Program Production Cost Amortization	47,086	-	47,086	1.1%
Selling, Distribution and Administration	895,537	(6,094)	889,443	20.8%
Operating Profit	$635,375	$(3,766)	$639,141	14.9%

Quarter Ended Dec. 29, 2013	As Reported	Less: Charges (1)	As Adjusted	% Net Revenues
Net Revenues	$1,281,773	$-	$1,281,773	100.0%
Costs and Expenses:
Cost of Sales	536,177	(1,661)	534,516	41.7%
Royalties	95,351	(5,637)	89,714	7.0%
Product Development	53,136	(586)	52,550	4.1%
Advertising	120,820	-	120,820	9.4%
Amortization of Intangibles	40,509	(19,736)	20,773	1.6%
Program Production Cost Amortization	13,667	-	13,667	1.1%
Selling, Distribution and Administration	238,441	(9,074)	229,367	17.9%
Operating Profit	$183,672	$(36,694)	$220,366	17.2%

Year Ended Dec. 29, 2013	As Reported	Less: Charges (1)	As Adjusted	% Net Revenues
Net Revenues	$4,082,157	$-	$4,082,157	100.0%
Costs and Expenses:
Cost of Sales	1,672,901	(10,154)	1,662,747	40.7%
Royalties	338,919	(63,801)	275,118	6.7%
Product Development	207,591	(4,101)	203,490	5.0%
Advertising	398,098	-	398,098	9.8%
Amortization of Intangibles	78,186	(19,736)	58,450	1.4%
Program Production Cost Amortization	47,690	-	47,690	1.2%
Selling, Distribution and Administration	871,679	(32,547)	839,132	20.6%
Operating Profit	$467,093	$(130,339)	$597,432	14.6%

(1) Operating profit as adjusted for the quarter and year ended December 28, 2014 excludes charges related to the restructuring of the Company's equity method investment and other restrucuturing charges. Operating profit as adjusted for the quarter and year ended December 29, 2013 exclude restructuring, pension settlement and curtailment, arbitration award settlement and product-related charges.

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
NET EARNINGS ATTRIBUTABLE TO HASBRO, INC. AND NET EARNINGS PER SHARE ATTRIBUTABLE TO HASBRO, INC. AS ADJUSTED (1) AND EXCLUDED CHARGES BY SEGMENT
(Unaudited)
(Thousands of Dollars except Per Share Data)

Net Earnings Attributable to Hasbro, Inc. and Net Earnings per Share Attributable to Hasbro, Inc. as Adjusted (1)
	Quarter Ended
	Dec. 28, 2014	Diluted Per Share Amount	Dec. 29, 2013	Diluted Per Share Amount
Net Earnings Attributable to Hasbro, Inc., as Reported	$169,911	$1.34	$129,815	$0.98
Restructuring of Equity Method Investment, Net of Tax	10,693	0.08	-	-
Restructuring Charges, Net of Tax	5,156	0.04	7,037	0.05
Pension Settlement and Curtailment Charges, Net of Tax	-	-	324	0.00
Arbitration Award Settlement Charges, Net of Tax	-	-	(14,307)	(0.11)
Product-Related Charges, Net of Tax	-	-	25,895	0.20
Gain from Sale of Intellectual Property License Rights, Net of Tax	(23,892)	(0.19)	-	-
Benefits from Tax Exam Settlements	(6,936)	(0.05)	-	-
Net Earnings Attributable to Hasbro, Inc., as Adjusted	$154,932	$1.22	$148,764	$1.12

	Year Ended
	Dec. 28, 2014	Diluted Per Share Amount	Dec. 29, 2013	Diluted Per Share Amount
Net Earnings Attributable to Hasbro, Inc., as Reported	$415,930	$3.20	$286,198	$2.17
Restructuring of Equity Method Investment, Net of Tax	18,072	0.14	-	-
Restructuring Charges, Net of Tax	5,156	0.04	26,416	0.20
Pension Settlement and Curtailment Charges, Net of Tax	-	-	4,461	0.03
Arbitration Award Settlement Charges, Net of Tax	-	-	53,053	0.40
Product-Related Charges, Net of Tax	-	-	25,895	0.20
Gain from Sale of Intellectual Property License Rights, Net of Tax	(23,892)	(0.18)	-	-
Benefits from Tax Exam Settlements	(6,570)	(0.05)	(23,637)	(0.18)
Net Earnings Attributable to Hasbro, Inc., as Adjusted	$408,696	$3.15	$372,386	$2.83

Restructuring of Equity Method Investment and Restructuring, Pension Curtailment and Settlement, Product-Related and Arbitration Award Settlement Charges - by Segment
	Quarter Ended		Year Ended
	Dec. 28, 2014	Dec. 29, 2013	Dec. 28, 2014	Dec. 29, 2013
International Segment	$6,079	$-	$6,079	$-
Entertainment and Licensing Segment	-	-	-	1,729
Global Operations Segment	984	-	984	-
Corporate and Eliminations	(1,969)	36,694	(3,297)	128,610
Total	$5,094	$36,694	$3,766	$130,339

(1) Net Earnings Attributable to Hasbro, Inc., as adjusted, and related diluted earnings per share for the quarter and year ended December 28, 2014 excludes charges related to the restructuring of the Company's equity method investment, other restrucuturing charges, a gain from the sale of intellectual property license rights and a benefit from the settlement of tax exams. Net Earnings Attributable to Hasbro, Inc., as adjusted, and related diluted earnings per share for the quarter and year ended December 29, 2013 exclude restructuring, pension settlement and curtailment, arbitration award settlement and product-related charges as well as the benefit from the settlement of a tax exam.